UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-34871	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2010, GTSI Corp. (“GTSI” or “Company”) announced that its Board of Directors had appointed Sterling E. Phillips, Jr., to become the Company’s new Chief Executive Officer and President, filling a position left open since the voluntary resignation of the former Chief Executive Officer and President on October 26, 2010. On November 23, 2010, Mr. Phillips advised GTSI that he had accepted his appointment by the Board of Directors of GTSI as Chief Executive Officer and President. In connection with Mr. Phillip’s appointment, Sandra Gillespie and Peter Whitfield will no longer serve as acting Co-Chief Executive Officers. Ms. Gillespie will continue to serve as a Senior Vice President of GTSI and Mr. Whitfield will continue to serve as a Senior Vice President and Chief Financial Officer of GTSI.

For the past two years, Mr. Phillips has been a venture partner at FirstMark Capital LLC, formerly Pequot Venture. Prior to that, Mr. Phillips served for six years as Chairman and CEO of Analex Corporation, a publicly traded federal professional services firm that was acquired in 2007 by QinetiQ North America. Before serving as Analex’s Chairman and Chief Executive Officer, he was senior vice president of Federal Data Corporation, which is now a part of Northrop Grumman. Mr. Phillips is 64 years old and holds a BS in psychology from the University of North Carolina at Chapel Hill.

Mr. Phillips has no familial relationship with any director, executive officer, or person nominated or chosen by GTSI to become a director or executive officer. In addition, there are no known related party transactions involving Mr. Phillips and GTSI, or any other related party.

As of this time, the terms of Mr. Phillips’s employment arrangement with the Company have not been finalized. Upon reaching an agreement on these terms, the Company will file an amendment to this Form 8-K to disclose such terms.

A copy of the Company’s press release announcing Mr. Phillips appointment as Chief Executive Officer and President is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release issued by GTSI Corp., dated November 29, 2010.*

* This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Peter Whitfield

Peter Whitfield
Chief Financial Officer

Date: November 30, 2010